SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

JOHNSON OUTDOORS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by Johnson Outdoors Inc.

        On March 8, 2005, Johnson Outdoors Inc. (the “Company”) issued to employees of the Company an e-mail reminder (the “Reminder”) of the special meeting of the Company’s shareholders to be held March 22, 2005 to consider the Agreement and Plan of Merger providing for the merger of JO Acquisition Corp., a Wisconsin corporation, with and into the Company. Under the terms of the proposed merger, public shareholders of Johnson Outdoors would receive cash for their shares, and the members of the Johnson family would acquire 100% ownership of Johnson Outdoors. A copy of the Reminder follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

FROM:  Kevin Mooney

To:  JO Employees

I wanted to remind you that on March 22, 2005, there will be a special shareholder meeting at the Racine Marriott where the proposed go-private merger will be considered and decided upon. If you hold Johnson Outdoors shares thru the Employee Stock Purchase Plan, through a broker and/or thru the 401(k) plan, you should have received proxy materials. If you have not received materials, please let Cynthia Georgeson know and she will see you get them right away.

All shareholders are encouraged to carefully read the proxy materials and to cast their vote either by mail, phone or internet before the March 22nd meeting. The rules which govern vote tabulation for the merger proposal stipulate that if a shareholder fails to vote their proxy, their “un-voted shares” will be counted as votes “against” the proposed merger.

As indicated in my note to you last month, employees will receive as many proxy mailings/voting cards as the manner in which they own shares. For instance, if you hold shares in the 401(k) plan and purchased shares thru the Employee Stock Purchase Plan, you should have received two different proxy mailings and two different proxy cards. These are separate voting proxies, and each one must be voted.

Your vote is important. If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-825-8964. If you have not received proxy materials(s), contact Cynthia by phone or e-mail (262-631-6653 / cgeorges@johnsonoutdoors.com).

Thank you.

Kevin